Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Benefit Plan Investment Committee,
Benefits Administration Committee, and
Human Resources Committee of
J.C. Penney Corporation, Inc. Savings,
Profit Sharing and Stock Ownership Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-33343) on Form S-8 of J.C. Penney Company, Inc. of our report dated June 29, 2020, with respect to the statements of net assets available for benefits of the J.C. Penney Corporation, Inc. Savings, Profit Sharing and Stock Ownership Plan as of December 31, 2019 and 2018, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 11-K of the J.C. Penney Corporation Inc. Savings, Profit Sharing and Stock Ownership Plan.

/s/ Baker Tilly Virchow Krause, LLP

Plano, TX
June 29, 2020
Baker Tilly Virchow Krause, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2018 Baker Tilly Virchow Krause, LLP